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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION, CONTACT:
RICHARD M. EDDINGER
VICE PRESIDENT, FINANCE
(803) 345-3751

              ELLETT BROTHERS, INC. ANNOUNCES RESTRUCTURING CHARGE

CHAPIN, South Carolina (July 14, 1997)--Ellett Brothers, Inc. (Nasdaq/NM:ELET) today announced that the preliminary financial results for the second quarter show the first signs of improvement in the hunting and shooting sports segment of its distribution business in ten quarters. However, an evaluation of its second quarter results has let to a decision to shut down its Safesport Manufacturing Company subsidiary, which will result in a one-time restructuring charge for the quarter.

Commenting on the quarter and the charge, Joseph F. Murray, President and CEO, said, "We continue to be very disappointed with the performance of Safesport. At the time we acquired it two years ago, we expected that we would be able to provide some synergy to it and turn around the losses it had been suffering. Instead, its losses have continued, and our internal projections showed that we would lose in excess of $1 million after taxes in Safesport this year if we continued as we have been going. While disappointing, we are shutting Safesport down and will take a one-time restructuring charge in the second quarter. We are still gathering information which could affect the amount of the charge, but we currently expect that it will be between $3.0 million and $3.5 million.

"We expect the effect of this restructuring charge on our balance sheet to be minimal. While it could reduce our equity by $3.0 million to $4.5 million, we currently anticipate that the liquidation of Safesport's assets will generate close to that amount in cash, which we will use to reduce debt.

"We have been concerned about the impact of Safesport on our consolidated results. With our core distribution business improving in the second quarter after 2 1/2 years of a slowdown, and with our other subsidiaries exceeding our profit expectations in the second quarter, we have found ourselves having to spend more and more time on Safesport, rather than devoting that time in the profitable, growing parts of our business.

"It appears that second quarter earnings will be $0.01 to $0.03 per share, before the one-time restructuring charge, as compared to $0.07 per share last year in the second quarter. However, if we could exclude Safesport from the second quarter results each year, our EPS have been $0.08 to $0.10 per share for the second quarter of this year versus $0.07 per share last year. On a year to date basis, earnings would have increased from $0.17 per share to $0.20 per share without Safesport, versus a decline from $0.14 to less than $0.11 per share, prior to the restructuring charge."

Ellett Brothers is a nationwide marketer and supplier of natural outdoor sporting goods products. Now in its 65th year of business, the Company markets and distributes a broad line of products and accessories for hunting and shooting sports, marine, camping, archery, and other related outdoor activities.


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